UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report – November 20, 2015
(Date of earliest event reported)
QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

Utah	001-08796	87-0407509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)
Registrant's telephone number, including area code (801) 324-5900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Multi-Year Revolving Credit Agreement
On November 20, 2015, Questar Corporation (the “Company”) entered into an amendment (the "Amendment") to its senior unsecured Amended and Restated Multi-Year Revolving Credit Agreement dated as of April 19, 2013 (as amended the “Credit Agreement”), among the Company, the administrative agent and the lenders party thereto (the “Lenders”). As amended by the Amendment, the Credit Agreement has a scheduled maturity date of November 20, 2020, with an option for the Company to extend the term for two successive one-year periods, which extended terms will apply to any Lender who consents to such extension and any lender replacing a non-consenting Lender.
As amended, the Credit Agreement commits the Lenders to provide advances up to an aggregate principal amount of $500 million at any one time outstanding, with an option for the Company to request increases in the aggregate commitments to an aggregate amount not to exceed $750 million. In addition, the Credit Agreement provides for letters of credit to be issued at the request of the Company in an aggregate amount not to exceed a $50 million sublimit.
Interest accrues on advances at a LIBOR rate or a base rate, as selected by the Company, plus an applicable margin. The issuing fees for all letters of credit are also based on an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Company’s ratio of consolidated funded debt (as defined) to consolidated EBITDA (as defined) at the time. Proceeds of borrowings under the Agreement may be used for general corporate purposes, including to provide liquidity for the Company’s commercial paper program and finance working capital, to refinance existing indebtedness and to pay certain fees and expenses.
The Credit Agreement contains customary representations, warranties, covenants and events of default, including a covenant limiting the amount of aggregate funded debt (as defined) based on a ratio of total consolidated funded debt to EBITDA, a covenant that limits aggregate funded debt of the Company’s subsidiaries based on a ratio of consolidated funded debt to book capitalization (as defined), and a change of control event of default. During the continuance of an event of default, the Lenders may accelerate all outstanding debt and terminate all lending and letter of credit commitments.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
364-Day Revolving Credit Agreement
On November 20, 2015, the Company also entered into a senior unsecured revolving credit agreement (the “364-Day Credit Agreement”), among the Company, the administrative agent, the syndication agents and the lenders party thereto (the “364-Lenders”). The 364-Day Credit Agreement has a scheduled maturity date of November 18, 2016. The 364-Day Credit Agreement commits the 364-Lenders to provide advances up to an aggregate principal amount of $250 million at any one time outstanding. Interest accrues on advances at a LIBOR rate or a base rate, as selected by the Company, plus an applicable margin. The applicable margin used in connection with interest rates is based on the Company’s consolidated funded debt to consolidated EBITDA ratio at the time. Proceeds of borrowings under the 364-Day Credit Agreement may be used for general corporate purposes, including to provide liquidity for the Company’s commercial paper program and finance working capital, and to pay certain fees and expenses.
The 364-Day Credit Agreement contains customary representations, warranties, covenants and events of default, including a covenant limiting the amount of aggregate funded debt based on a ratio of total consolidated funded debt to EBITDA, a covenant that limits aggregate funded debt of the Company’s subsidiaries based on a ratio of consolidated funded debt to book capitalization, and a change of control event of default. During the continuance of an event of default, the 364-Lenders may accelerate all outstanding debt and terminate all lending and letter of credit commitments.

The foregoing description of the 364-Day Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 364-Day Credit Agreement, which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Multi-Year Revolving Credit Agreement, dated November 20, 2015.
10.2	364-Day Revolving Credit Agreement dated as of November 20, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION (Registrant)

November 24, 2015	/s/ Kevin W. Hadlock
Kevin W. Hadlock Executive Vice President and Chief Financial Officer

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